Exhibit 99.1

Loxo Oncology Announces Third Quarter 2014 Financial Results

STAMFORD, Conn., November 14, 2014—Loxo Oncology, Inc. (Nasdaq:LOXO) (“Loxo”), a biopharmaceutical company focused on developing targeted cancer therapies for genetically-defined populations, today reported financial results and recent business highlights for the third quarter ended September 30, 2014.

Loxo Oncology will not be conducting a conference call in conjunction with this earnings release. Until otherwise noted, the Company will only conduct an earnings conference call in conjunction with its fourth quarter earnings releases.

Recent Business Highlights

Appointed Chief Medical Officer and New Director to the Board

The Company recently announced the promotion of Jennifer Low, M.D., Ph.D. to Chief Medical Officer (CMO). In addition to being named CMO, Dr. Low continues to serve as the company’s Executive Vice President, Research and Development. In conjunction with Dr. Low’s promotion, Dr. Lori Kunkel, who previously served as Acting CMO, joined the Loxo Board of Directors as a non-employee director.

Announced Presentation of Pre-Clinical Data on LOXO-101 at EORTC-NCI-AACR Symposium on Molecular Targets and Cancer Therapeutics

Loxo announced it will present pre-clinical data on the Company’s pan-TRK inhibitor candidate, LOXO-101, in a poster session at the 26th EORTC-NCI-AACR Symposium on Molecular Targets and Cancer Therapeutics taking place in Barcelona, Spain on November 18-21, 2014. The poster session is titled “LOXO-101, a pan TRK inhibitor, for the treatment of TRK-driven cancers” (Abstract #391). The date of the session is November 20, 2014 and the poster number is P171.

Third Quarter 2014 Financial Results

Cash and cash equivalents totaled $118.6 million as of September 30, 2014, compared to $15.0 million as of December 31, 2013. The increase reflects net proceeds of $43.2 million received from the issuance of redeemable convertible preferred stock from March through June 2014 and $72.4 million in connection with the initial public offering and concurrent private placement in August 2014.

Research and development expenses were $5.0 million for the third quarter of 2014 compared to $8.2 million in the third quarter of 2013.  The decrease was primarily attributable to the issuance of approximately $7.0 million of convertible preferred stock in connection with the Array agreement during the third quarter of 2013 offset by an increase of $2.2 million related to the initiation of our Phase 1a clinical trial for LOXO-101.  Research and development expenses for the third quarter of 2014 included $1.7 million in stock based compensation.  The Company began issuing stock option awards in the fourth quarter of 2013.

Research and development expenses were $9.8 million for the nine months ended September 30, 2014, compared to $8.2 million for the period from May 9, 2013 (Date of Inception) to September 30, 2013. During the nine months ended September 30, 2014 the aggregate increase in employment costs, clinical and preclinical expense, and consulting fees was $8.5 million.  The increase in preclinical and clinical expense was largely due to the Company’s IND filing and subsequent initiation of the Phase 1a clinical trial for LOXO-101.  The Company also recognized $2.0 million in stock-based compensation expense for the nine months ended September 30, 2014.  Research and development expense for the period ending September 30, 2013 included $7.0 million related to the issuance of convertible preferred stock to Array.

General and administrative expenses were $1.7 million for the third quarter of 2014 compared to $0.2 million in the third quarter of 2013.  The increase of was primarily due to increases in employment costs, professional fees, and operating costs of $0.3 million, $0.4 million, $0.1 million, and $0.4 million, respectively, and related to increased employee headcount and costs associated in preparation of becoming a public company.  The Company also recognized $0.3 million of stock-based compensation expense.

General and administrative expenses were $3.7 million for the nine months ended September 30, 2014, compared to $0.2 million for the period from May 9, 2013 (Date of Inception) to September 30, 2013, due to increases in personnel and legal costs.  The Company also recognized additional operating costs of $0.7 million and stock based compensation expense of $0.5 million in 2014.

Net loss attributable to common shareholders was $6.7 million and $13.6 million for the three and nine months ended September 30, 2014 compared to $8.3 million and $8.4 million for the three months ended September 30, 2013 and for the period from May 9, 2013 (Date of Inception) to September 30, 2013.

About Loxo Oncology

Loxo Oncology develops targeted small molecule therapeutics for the treatment of cancer in genetically defined patient populations. Loxo’s development approach translates key scientific insights relating to the oncogenic drivers of cancer into drugs that are potent and highly selective for their intended targets. This approach is intended to allow for the development of drugs with a high probability of clinical success while reducing the time, costs and risks of drug development. Loxo Oncology derives its company name from an attendant of the Greek goddess Artemis, who represented the concept of trajectory in the sport of archery. For more information, visit www.loxooncology.com.

Forward-Looking Statements

The information in this press release contains forward-looking statements and information within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which are subject to the “safe harbor” created by those sections. These forward-looking statements involve substantial risks and uncertainties. In some cases, you can identify forward-looking statements by the words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this press release, we caution you that these statements are based on a combination of facts and factors currently known by us and our expectations of the future, about which we cannot be certain. You should refer to the risks set forth in Part II, Item 1A, “Risk Factors” in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2014, and other filings the Company makes with the Securities and Exchange Commission from time to time for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. Furthermore, such forward-looking statements speak only as of the date of this press release. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

FINANCIALS

LOXO ONCOLOGY, INC.

Condensed Balance Sheets

(in thousands, except share and per share amounts)

	December 31,	September 30,
	2013	2014
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$14,994	$118,621
Prepaid expenses with related party and other current assets	17	1,415
Total current assets	15,011	120,036
Property and equipment, net	—	13
Deferred initial public offering costs	—	—
Security deposits	11	23
Total assets	$15,022	$120,072
Liabilities, redeemable convertible preferred stock and stockholders’ (deficit) equity
Current liabilities:
Accounts payable	$221	$207
Accrued expenses and other current liabilities	189	520
Total liabilities	410	727
Commitments and contingencies
Redeemable convertible preferred stock:
Series A, $0.0001 par value; 5,156,250 and 0 shares authorized at December 31, 2013 and September 30, 2014, respectively; 2,812,497 and 0 shares issued and outstanding at December 31, 2013 and September 30, 2014, respectively; (liquidation preference of $18,000 at December 31, 2013 and $0 at September 30, 2014)	17,799	—
Series A-1, $0.0001 par value; 500,704 and 0 shares authorized at December 31, 2013 and September 30, 2014, respectively; 500,704 and 0 shares issued and outstanding at December 31, 2013 and September 30, 2014, respectively; (liquidation preference of $12,000 at December 31, 2013 and $0 at September 30,	7,044	—
Series B, $0.0001 par value; 0 shares authorized, issued, and outstanding at December 31, 2013 and September 30, 2014, respectively	—	—
Total redeemable convertible preferred stock	24,843	—
Stockholders’ deficit:
Common stock, $0.0001 par value; 9,375,000 and 125,000,000 shares authorized at December 31, 2013 and September 30, 2014, respectively; 452,896 and 16,644,229 shares issued and 452,896 and 16,634,063 outstanding at December 31, 2013 and September 30, 2014, respectively	—	2
Additional paid-in capital	59	143,183
Accumulated deficit	(10,290)	(23,840)
Total stockholders’ (deficit) equity	(10,231)	119,345
Total liabilities, redeemable convertible preferred stock and stockholders’ (deficit) equity	$15,022	$120,072

LOXO ONCOLOGY, INC.

Condensed Statements of Operations (unaudited)

(in thousands, except share and per share amounts)

			Period From
	Three Months	Three Months	May 9, 2013	Nine Months
	Ended	Ended	(Date of Inception)	Ended
	September 30, 2013	September 30, 2014	to September 30, 2013	September 30, 2014

Operating expenses:
Research and development with related party	$8,149	$2,413	$8,202	$5,405
Research and development	37	2,623	43	4,412
General and administrative	159	1,707	190	3,733
Total operating expenses and net loss	(8,345)	(6,743)	(8,435)	(13,550)
Accretion of redeemable convertible preferred stock	—	(6)	—	(34)
Net loss attributable to common stockholders	$(8,345)	$(6,749)	$(8,435)	$(13,584)
Per share information
Net loss per share of common stock, basic and diluted	$(45.20)	$(0.68)	$(71.52)	$(3.87)
Weighted average shares outstanding, basic and diluted	184,605	9,947,321	117,942	3,510,170

Source: Loxo Oncology

Contacts:

Company:

Jacob S. Van Naarden

Vice President, Corporate Development and Strategy

jake@loxooncology.com

Investors:

Peter Rahmer

The Trout Group, LLC

646-378-2973

prahmer@troutgroup.com

Media:

Karen Sharma

MacDougall Biomedical Communications

781-235-3060

ksharma@macbiocom.com